Exhibit 10.1

MEMORANDUM

To:    Nick Zarcone
From:    Joe Holsten
Date:    May 25, 2017
Re:    CEO Compensation

The following summarizes your compensation in connection with your promotion to the positions of President and Chief Executive Officer of LKQ Corporation.

1.	Annual base salary of $900,000 commencing as of the effective date of your promotion (Effective Date).

2.
Minimum, target and maximum potential 2017 bonus payout percentages of 35/50/110 (multiplied by your base salary prior to the Effective Date) for the portion of the calendar year prior to the Effective Date and percentages of 50/100/150 (applied to your base salary after the Effective Date) for the portion of the calendar year after the Effective Date.

3.
Minimum, target and maximum potential payout percentages for each existing performance period (2015-2017; 2016-2018; and 2017-2019) of 36/71/142 (multiplied by your base salary as of the end of the applicable performance period) for the portion of the performance period prior to the Effective Date and percentages of 39/78/156 (multiplied by your base salary as of the end of the applicable performance period) for the portion of the performance period after the Effective Date.

4.
A grant of restricted stock units (RSUs) as of the Effective Date with a value of $503,000 (based on the VWAP of LKQ’s common stock on the Effective Date) with the first vesting in January 2018 and other terms and conditions the same as the performance-based RSUs granted to you in 2017.

5.	Continued participation in the employee health and welfare benefit plans and retirement savings plans of the Company.

6.
Continued coverage under the Company’s Severance Policy for Key Executives and the Company’s standard Change of Control Agreement and Indemnification Agreement for executive officers with benefits at levels for the Chief Executive Officer (to the extent different than for other officers).

7.
Your participation in all LKQ benefit plans, programs, policies, agreements and arrangements will continue in effect as of the Effective Date in accordance with the terms of the applicable governing documents.